# CONSULTING AGREEMENT

1. The Consulting Agreement is made on October 1, 2004 between **MEDIVISOR, INC.** (hereinafter also referred to as the "Company"), and the Robert Rosenblatt an independent consultant.

   It is expressly agreed and understood that the Robert Rosenblatt, referred to as the Consultant, is not an employee of the Company and, as such, is supplying the Company with its Internal Revenue Service identification number, which is 027-36-8102. Notification is hereby given that a Form 1099 will be supplied to the IRS indicating all remunerations given to the Consultant Robert Rosenblatt for services rendered and a copy of the 1099 form will be submitted to Robert Rosenblatt

2. Services:
   The Consultant shall perform such services as agreed upon by the parties and as outlined in this Agreement and in the Appendix attached to this agreement.

3. The Consultant agrees that it will not enter into any agreement with any firm, directly related to the field of medical, health, unless written permission is given by the Company.

4. The Consultant agrees that it will not divulge to anyone, directly or indirectly, any information that the Company considers proprietary and will seek written permission if such discussions are to take place.

5. The compensation and duties are addressed in the Appendix, marked "Appendix A," and is made part of this Agreement.

6. The Company agrees that during the engagement of 30 days Robert Rosenblatt as its Consultant, shall be the exclusive Consultant for the Company Robert Rosenblatt will make all of its reports to the CEO and Chairman of the Board of Directors of the Company.

7. Competition:

The Consultant represents to the Company that the Consultant does not have any agreement to provide consulting services to any other party, firm, or company in the same field of endeavor that may be considered competitive to the Company on matters relating to the scope of this consultancy, and will not enter into any such agreement during the term of this Agreement, unless it receives written permission from the Company.

8. Confidentiality:

Either party may disclose to the other party any information that the disclosing party would normally freely disclose to the other members of the community at large, whether by publication, by presentation at seminars, or in informal discussions.

The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information.") Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of two (2) years from receipt thereof, the length of this Agreement. The recipient may acquire information that pertains to the discloser's processes, equipment, programs, developments, or plans that is both (a) disclosed or made known by the disclosure to the recipient, and (b) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any

Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the services contemplated by this Agreement, without prior written consent of the Company.

Confidential Information does not include information that is or later becomes available to the public through no breach of this Agreement by the recipient; is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; is already in the possession of the recipient on the date this Agreement becomes effective; is independently developed by the recipient; or is required to be disclosed by law, government, regulation, or court order. In addition, Confidential Information does not include information generated by the Consultant unless the information is generated as a direct result of the performance of consulting services under this Agreement and is not generated in the course of the Consultant's activities.

9. Term and Termination:

This Agreement shall be for a term of 30 days, renewable upon reasonable terms and conditions as may be agreed upon by the Company and the Consultant. At termination of the Agreement, it shall not affect (a) the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement.

10. Miscellaneous:

The relationship created by this Agreement shall be that of the independent contractor. The Consultant shall have no authority to bind the company to any agreement other than the consultant making written recommendations regarding acquisitions or other matters that the Company may request as to the Consultant's opinion.

Medivisor (The Company)
105 Maxess Road, Suite 1245
Melville, NY 11747
Tel: 886-373-6525

Robert Rosenblatt
415 East 52nd Street
New York, NY 10022
Tel: 212-308-4896

11. This Agreement replaces all previous discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement. Any changes must be made by written documents signed by the CEO and Chairman of the Company and by the Consultant. It is agreed between the parties that the signed Appendix (Appendix A) is part of this Agreement.

12. In the event that a disagreement develops that the parties cannot arbitrate between themselves, then the matter must be referred to binding arbitration by an arbitrator appointed by the American Arbitration Society. His/her decision will be binding, with no right of appeal. It is agreed that the parties will share equally the cost of said arbitration.

13. The signatures below indicate that the individuals are authorized to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated.

Robert Rosenblatt

Medivisor
Dino Luzzi, CEO, Chairman

## APPENDIX A
(Made part of the Consulting Agreement)

The parties have agreed to the following:

A. Medivisor agrees to pay to Robert Rosenblatt a consulting fee of $1,500. The payment having been received on or about October 1, 2004.

B. The expiration date of this Agreement will be for 30 days, unless extended by both parties.

C. Medivisor is presently in the process of selling a private placement together with an SEC filing to become a public company.

D. The parties have entered into this Agreement in good faith and have agreed that in the event of any disagreement regarding this Agreement that the parties cannot resolve between themselves, that part and only that part of this disagreement shall be referred to the American Arbitration Association. The appointed arbitrator's decision will be binding with no other recourse by either party, and without prejudice. The cost covering the arbitration shall be born equally by both parties.

H. The signatures, as indicated below, indicates that the individuals are authorize to enter this Agreement.

Robert Rosenblatt
Authorized Signature

Approved by Medivisor
Dino Luzzi, CEO
Chairman of the Board of Directors